CONSULTANT COMPENSATION AGREEMENT NO. 1


               THIS CONSULTANT COMPENSATION AGREEMENT (the "Plan") is made this 15th day of December, 1999, among Alphatrade.com, a Nevada corporation ("Alphatrade"); and the following individuals who have executed and delivered this Plan by the execution and delivery of the Counterpart Signature Pages which are designated as Exhibits "A" and "B" hereof: Jacques Tizabi and Thomas Bruderman (collectively, the "Consultants").

               WHEREAS, the Board of Directors of Alphatrade has adopted a written compensation agreement for compensation of two individual Consultants who are natural persons; and

               WHEREAS, Alphatrade has engaged the Consultants to provide services at the request of and subject to the satisfaction of its management; and

               WHEREAS, the Consultants have provided services at the request and subject to the approval of the management of Alphatrade; and

               WHEREAS, a general description of the nature of the services performed and to be performed by the Consultants and the maximum value of such services under this Plan are listed in the Counterpart Signature Pages and exhibits thereto; and

               WHEREAS, Alphatrade and the Consultants intend that this Plan and the services performed hereunder shall be made, requested and performed in such a manner that this Plan shall be a "written compensation agreement" as defined in Rule 405 of the Securities and Exchange Commission ("Commission") pursuant to which Alphatrade may issue "freely tradeable" shares (except as may be limited by "affiliate" status) of its common stock as payment for services rendered pursuant to an S-8 Registration Statement to be filed with the Commission by Alphatrade;

               NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, it is agreed:

                           Section 1

                       Compensation Plan

          1.1 Employment. Alphatrade hereby employs the Consultants and the Consultants hereby accept such employment, and have and will perform the services requested by management of Alphatrade to its satisfaction during the term hereof. The services performed by the Consultants hereunder have been and will be personally rendered by the Consultants, and no one acting for or on behalf of the Consultants, except those persons normally employed by the consultants in rendering services to others, such as secretaries, bookkeepers and the like.

          1.2 Independent Contractors. Regardless of the Consultants' status as "employees" under Rule 405 of the Commission, all services rendered by the Consultants hereunder have been rendered as independent contractors, and the Consultants shall be liable for any FICA taxes, withholding or other similar taxes or charges, and the Consultants shall indemnify and hold Alphatrade harmless therefrom; it is understood and agreed that the value of all such items has been taken into account by the Consultants in computing the billable rate for the services the Consultants have rendered and agreed to render to Alphatrade.

          1.3 Term. All services performed at the request of Alphatrade by the Consultants shall have been performed within 120 days from the date hereof, at which time this Plan shall terminate, unless otherwise provided herein; provided, however, this Plan may be extended for an additional 120 day period by written agreement of Alphatrade and any of the Consultants.

          1.4 Payment. Alphatrade and the Consultants agree that Alphatrade shall pay the invoices of the Consultants for the services performed under this Plan by the issuance of shares of its common stock at a price per share that is equal to the amount of the maximum value of the services to be rendered by each Consultant as indicated on the appropriate counterpart signature page hereof, divided by the amount of the maximum number of shares to be issued to such Consultant as set forth therein; provided, however, such shares of common stock shall be issued pursuant to and shall be subject to the filing and effectiveness of a Registration Statement on Form S-8 covering such shares with the Commission.

          1.5 Invoices for Services. On the completion of rendering the services performed by the Consultants hereunder, each of the Consultants shall provide Alphatrade with a written invoice detailing the services duly performed. Such invoice shall be paid by Alphatrade in accordance with
Section 1.4 above, subject to the satisfaction of the management of Alphatrade that the services have been performed, and to the extent performed, that the performance was in a satisfactory manner. The submission of an invoice for the services performed by each of the Consultants shall be deemed to be a subscription by the respective Consultants to purchase shares of common stock of Alphatrade at the price outlined in Section 1.4 above, subject only to the filing and effectiveness of a Registration Statement on Form S-8 covering such shares with the Commission.

          1.6 Common Stock Price. To the extent deemed required or necessary and for all purposes of this Plan, the Consultants shall have an "option" covering such shares of common stock at the per share price set forth in paragraph 1.4 above during the term hereof; the Consultants assume the risk of any decrease in the per share price or value of the shares of common stock of Alphatrade that may be issued by Alphatrade for services performed by the Consultants hereunder, and the Consultants agree that any such decrease shall in no way affect the rights, obligations or duties of the Consultants hereunder.

          1.7 Limitation on Services. None of the services rendered by the Consultants and paid for by the issuance of shares of common stock of Alphatrade shall be services related to any "capital raising" transaction.

          1.8 Delivery of Shares. On submission of an invoice for services actually performed by the respective Consultants, and duly verified to the satisfaction of Alphatrade, and subject to the filing and effectiveness of a Registration Statement on Form S-8 of the Commission covering such shares, one or more stock certificates representing such shares shall be delivered to the respective Consultants at the addresses listed on the Counterpart Signature Pages, unless another address shall be provided to Alphatrade in writing prior to the issuance of such shares.

          1.9  Adjustments in the Number of Shares of Common Stock and
Price Per Share. Alphatrade and the Consultants agree that the per share price of shares of common stock that may be issued by Alphatrade to the Consultants for services performed under this Plan has been arbitrarily set by Alphatrade; however, in the event Alphatrade shall undergo a merger, consolidation, reorganization, or recapitalization, declare a stock dividend of its shares of common stock or cause to be implemented a forward or reverse stock split which affects the present number of issued and outstanding shares of common stock of Alphatrade prior to the issuance of shares to the Consultants, that the per share price and the number of shares issuable to the Consultants for services actually rendered hereunder after such event shall be appropriately adjusted to reflect any such event.

          1.10 Effective Date. The Effective Date of the Plan for each of the Consultants shall be the date set forth on the respective Counterpart Signature Pages.

                           Section 2

           Representations and Warranties of Alphatrade

               Alphatrade represents and warrants to, and covenants with, the Consultants as follows:

          2.1 Corporate Status. Alphatrade is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

          2.2 Compensation Plan. The Board of Directors of Alphatrade has duly adopted a Compensation Plan as defined in Rule 405 of the Commission pursuant to which Alphatrade may issue "freely tradeable" shares of its common stock as payment for services rendered, subject to the filing and effectiveness of an S-8 Registration Statement to be filed with the Commission by Alphatrade.

          2.3 Registration Statement on Form S-8. Alphatrade shall engage the services of a competent professional to prepare and file a Registration Statement on Form S-8 with the Commission to cover the shares of common stock to be issued under the Plan; shall cooperate with such professional in every manner whatsoever to the extent reasonably required or necessary so that such Registration Statement shall be competently prepared, which Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and which Registration Statement shall become effective immediately upon its filing; such Registration Statement shall be prepared at the sole cost and expense of Alphatrade; and Alphatrade will provide to the Consultants prior to the issuance and delivery of any such shares of common stock a copy of such Registration Statement, the Compensation Plan adopted by its Board of Directors, all quarterly, annual or current reports or other documents incorporated by reference into such Registration Statement and any other similar reports filed or publicly disseminated following the effective date of any such Registration Statement.

          2.4 Federal and State Securities Laws, Rules and Regulations. Alphatrade shall fully comply with any and all federal or state securities laws, rules and regulations governing the issuance of any such shares of common stock.

          2.5 Limitation on Services. Alphatrade shall not request the Consultants to perform any services in connection with any "capital raising" transaction under this Plan.

          2.6 Reports With the Commission. Alphatrade is required to file reports with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and Alphatrade has or will file with the Commission all reports required to be filed by it forthwith, and shall continue to file such reports with the Commission so long as required, but for a period of not less than one year; and such reports are or will be true and correct in every material respect.

          2.7 Corporate Authority and Due Authorization. Alphatrade has full corporate power and authority to enter into this Plan and to carry out its obligations hereunder. Execution of this Plan and performance by Alphatrade hereunder have been duly authorized by all requisite corporate action on the part of Alphatrade, and this Plan constitutes a valid and binding obligation of Alphatrade and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of Alphatrade.

                           Section 3

       Representations and Warranties of the Consultants

               Each of the Consultants represents and warrants to, and covenants with, Alphatrade as follows:

          3.1 Employment. Each of the Consultants hereby accepts employment by Alphatrade for the services performed pursuant to this Agreement. The services performed by the Consultants hereunder have been personally rendered by the Consultants, and no one acting for or on behalf of the Consultants.

          3.2 Accredited Investors. Each of the Consultants represents and warrants that, by reason of income, net assets, education, background and business acumen, the Consultants have the experience and knowledge to evaluate the risks and merits attendant to an investment in shares of common stock of Alphatrade, either singly or through the aid and assistance of a competent professional, and are fully capable of bearing the economic risk of loss of the total investment of services; further, they are "accredited investors" as that term is defined under the 1933 Act or the rules and regulations promulgated thereunder.

          3.3 Suitability of Investment. Prior to the execution of this Plan, each of the Consultants shall have provided the services outlined in the respective Counterpart Signature Pages to Alphatrade, and the Consultants, singly, or through the advice of a competent professional, fully believe that an investment in shares of common stock of Alphatrade is a suitable investment for the Consultants.

          3.4 Limitation on Services. None of the services rendered by the Consultants and paid for by the issuance of shares of common stock of Alphatrade shall be services related to any "capital raising" transaction.

          3.5 Authority and Authorization. Each of the Consultants has full power and authority to enter into this Plan and carry out the obligations hereunder. Execution of this Plan and performance by the Consultants hereunder constitutes a valid and binding obligation of the Consultants and performance hereunder will not violate any other agreement to which any of the Consultants is a party.

                           Section 4

                           Indemnity

              Alphatrade and the Consultants agree to indemnify and hold the other harmless for any loss or damage resulting from any misstatement of a material fact or omission to state a material fact by the other contained herein or contained in the S-8 Registration Statement of Alphatrade to be filed hereunder, to the extent that any misstatement or omission contained in the Registration Statement was based upon information supplied by the other.

                           Section 5

                          Termination

               Prior to the performance of services hereunder, this Plan may be terminated (1) by mutual consent of Alphatrade and the respective Consultants in writing; (2) by either the Directors of Alphatrade or the respective Consultants if there has been a material misrepresentation or material breach of any warranty or covenant by the other party; and (3) shall automatically terminate at the expiration of the term hereof, provided, however, all representations and warranties shall survive the termination hereof; provided, further, however, that any obligation of Alphatrade to pay for any services actually rendered by the Consultants hereunder shall survive any such termination.

                            Section 6

                       General Provisions

          6.1 Further Assurances. At any time, and from time to time, after the execution hereof, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Plan.

          6.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

          If to Alphatrade:   Suite 400, 1111 West Georgia Street
                         Vancouver, British Columbia, Canada V6E 4M3

          If to Consultants:  The addresses listed on the
                              Counterpart Signature Pages

          6.3 Entire Agreement. This Plan constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation, or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

          6.4 Headings. The section and subsection headings in this Plan are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan.

          6.5 Governing law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, except to the extent pre-empted by federal law, in which event (and to that extent only), federal law shall govern.

          6.6 Assignment. Neither Alphatrade nor the Consultants can assign any rights, duties or obligations under this Plan, and in the event of any such assignment, such assignment shall be deemed null and void.

          6.7 Counterparts. This Plan may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have executed this Plan effective the day and year first above written.

                              Alphatrade.com


                              By/s/Penny Perfect
                                Penny Perfect,
                                President, CEO and Director

                          EXHIBIT "A"

            CONSULTANT COMPENSATION AGREEMENT NO. 1

                   COUNTERPART SIGNATURE PAGE

               THIS COUNTERPART SIGNATURE PAGE for that certain Consultant Compensation Agreement No. 1 between Alphatrade.com, Inc. and the undersigned Consultant is executed as of the date set forth hereinbelow.

                         Consultant:

                         Jacques Tizabi
                         Suite #308 9300 Wilshire Blvd.
                     Beverly Hills, CA 90212


Date: 12/17/99           /s/Jacques Tizabi
      ______________     __________________________________

                                                      Number of Shares and
                                                          Maximum Value
                                                           of Services
General Description of Services                          to be Performed

See Exhibit A-1 attached hereto and incorporated
herein by reference                                     50,000 shares
                                                   $312,500

                                     EXHIBIT A-1


     This agreement is dated for reference the 9th day of November, 1999.

          BETWEEN.
              ASTOR CAPITAL, INC.
                  Suite 308 - 9300 Wilshire Blvd.
                  Beverly Hills, CA 90212
                  (herein "Astor")

          AND:

              ALPHATRADE.COM
                  Suite 400 - 1111 West Georgia Street
                  Vancouver, B.C, WE 4M3
                  (herein the "Company")


      The purpose of this agreement is to confirm the engagement of Astor Capital, Inc. ("Astor") to act as non-exclusive financial advisor to AlphaTrade.COM ("Company") including with respect to a potential Transaction (defined in Section 2 hereof) involving the Company.

       Section 1. Services to be Rendered. Astor will assist the Company in a variety of advisory functions over the course of this Agreement, specifically:

             a. Astor will familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties, financial conditions prospects of the Company, it being understood that Astor shall, in the course of such fami1iarization, rely entirely upon publically available information and such other information as may be supplied to it, without independent investigation;

              b. Astor will advise and assist the Company in creating and implementing a strategy to introduce the Company to, and cultivate a relationship with, strategic partners in Europe specifically with regard to gaining a listing for the Company on a European Stock Exchange, arranging meetings with the European brokerage Community to expose that community to the E-Gate financial tools and to advise on private placement funds if and as needed by the Company;

Section 2. Transaction. As used in this Agreement, this clause only applies to any introductions made by Astor to the Company. It does not include any other such business the Company engages in with any other advisor, consultant or investment banker. The term "Transaction" means whether affected in one transaction or a series of transactions, (a) any merger, consolidation, reorganization, acquisition or other business combination pursuant to which all or a substantial portion of the business of the Company is combined with that of any person or company including without limitation, any joint venture (collectively, the "Purchaser") as long as this entity or person had been introduced to the Company by Astor, , (b) any capitalization of the Company, either private or public, equity or debt financing, or (c)any material strategic alliance between the Company and a strategic partner.

Section 3. Fees. As compensation for Astor's services hereunder, the Company agrees to pay Astor the following fees:

      a. 50,000 shares of common stock of the Company to be registered on Form S-8 as soon as possible following issuance; provided, that if the Company, upon the advise of counsel, determines that such shares may not be registered on Form S-8, then the Company shall register the shares on whichever form it can most expediently effect a registration. The shares have been determined to be part of the expenses of developing the Company's European distribution and the Company must be presented with invoices for the total value of the shares.

      b. an additional fee involved in any private placement financing (the "Private Placement Fee") involving a third-party introduced to the Company, directly or indirectly by Astor. This fee shall be negotiated on an individual basis to allow for third party charges that might cause the funding costs to be excessive.

      c. an additional fee (the "Strategic Alliance Fee") with respect to Astor's assistance and advice to the Company with respect to a strategic alliance, any merger, consolidation, reorganization, acquisition or other business combination pursuant to which all or a substantial portion of the business of the Company is combined with the of any person or company including without limitation, any joint venture in an amount which is customary for such a transaction, as mutually agreed by Astor and the Company at the time the Company requests Astor's assistance and advice,

Section 4. Expenses. Whether or not any Transaction is agreed to or consummated, the Company agrees that the shares previously named are to be used to reimburse Astor for its out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel and any other agents or experts that may be retained by Astor, incurred in connection with the services performed hereunder and the other advisory and capital raising assignments and transactions for which Astor has provided financial advisory services to the Company. The Company is not agreeing to compensate Astor for any additional expenses unless previously approved by die Company in advance of the expenditure.

Section 5. Indemnification. The Company agrees to indemnify and hold harmless Astor, and its directors, officers, employees mid agents, from and against any and all claims, losses, liabilities, judgments, awards and costs (including legal few and expenses) arising out of Astor's engagement hereunder,

Section 6. Termination of Engagement; Survival. Astor's engagement hereunder may be terminated by either the Company or Astor at any time, upon 30 days written notice to that effect to the other party, provided, however, that Astor shall be, entitled to receive the full compensation due in the event that any time prior to the expiration of 12 months after such termination, (i) a Transaction is consummated with a third party introduced to the Company, directly or indirectly by Astor, or (ii) a definitive agreement providing for a Transaction is executed or the Company becomes the, subject of a tender offer or exchange offer within 12 months after such termination and such Transaction is subsequently consummated provided, however that the Transaction is consummated with a third party introduced to the Company, directly or indirectly by Astor.

Section 7.  Miscellaneous.

       a) In rendering its services hereunder, Astor agrees to conduct such investigations and review of the Company's business and operations as Astor shall deem appropriate and feasible (it being understood that such investigations and review shall be limited to publicly available information and such other information as shall be supplied to Astor). The Company shall, and shall cause its directors, officers, employees and agents to, cooperate with Astor and supply Astor with written and other information with respect to the Company, to the extent reasonably needed and requested by Astor, to enable Astor to perform our services hereunder, and shall use its best efforts to provide reasonable access to its independent accountants, counsel and other professionals, if any. The Company represents and warrants to Astor that any information heretofore or hereafter furnished to Astor is and will be true and correct in all material respects and does not and will omit any material fact required to make the information given to Astor not misleading. The Company agrees to notify Astor promptly of any material change in the business or financial condition of the Company that it becomes aware of, during the course of Astor's engagement that may require an amendment or supplement to any of the information provided to Astor so that such information will not be misleading in any material respect or omit to state any material fact that is required to be stated or that is necessary in order to make any such information not misleading given the occurrence of any such change.

       b) Astor will not assume any responsibility to independently verify the accuracy or completeness of information furnished by or on behalf of the Company or the Purchaser, but will rely on its accuracy and completeness in all material respects and will not assume any responsibility to perform (or be required to retain any persons to perform) any independent valuations or appraisals of the Company's or the Purchaser's assets,

       c) The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the Company, Astor and any person entitled to be indemnified hereunder. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound thereby.

       d) The Company expressly acknowledges that Astor has been retained solely as an advisor to the Company, and not as an advisor to or agent of any other person. In such capacity, Astor shall act as an independent contractor, and the Company's engagement of Astor is not intended to confer rights upon any persons not a part hereto (including security holders, employees or creditors of the Company) as against Astor, Astor's affiliates or their respective directors, agents and employees.

       e) The company acknowledges that Astor at some point in the future may become a full service securities firm and as such may from time to time effect transactions for its own account of customers and hold positions in securities or options on securities of the Company or other securities that may be involved in the transaction. This sub-paragraph is acknowledged by the Company but is separate and apart from the transactions contemplated by this agreement.

       f) The Company acknowledges that Astor may, at is option and expense, place an announcement in such newspapers and periodicals as it may choose, stating that Astor has acted as the non-exclusive financial advisor to the Company in connection with the Transaction. Astor acknowledges that any such announcements require the prior written approval of the Company as to the content of the announcement as well as the choice of newspaper, magazine or periodical.

       g)  THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF
NEVADA.

                                   By:/s/ Astor Capital


Agreed and Accepted:

ALPHATRADE.COM

By: /s/Penny Perfect

                          EXHIBIT "B"


            CONSULTANT COMPENSATION AGREEMENT NO. 1

                   COUNTERPART SIGNATURE PAGE

             THIS COUNTERPART SIGNATURE PAGE for that certain Consultant Compensation Agreement No. 1 between Alphatrade, Inc. and the undersigned Consultant is executed as of the date set forth hereinbelow.

                              Consultant:

                              Thomas Bruderman
                              1573 Bronson Road
                         Fairfield, Connecticut 06430



Date:12/16/99                 /s/Thomas Bruderman
     ______________      ___________________________________

                                                      Number of Shares
                                                        Maximum Value
                                                         of Services
General Description of Services                        to be Performed

See Exhibit B-1 attached hereto and incorporated
herein by reference.  This research report is regarding    25,000 shares
the Companies products for broker dealers and is not for $178,125 public relations purposes

                            EXHIBIT "B-1"


November 17, 1999

Mr. Thomas Bruderman
531 Wheeler Road
Monroe, CT 06468

Dear Mr. Bruderman:

We wish to confirm the verbal agreement reached wherein you will provide services for Alphatrade.com (herein the "Company")

Thomas Bruderman (herein "Bruderman") will write a detailed research report which he will distribute to the investment community as an introduction for AlphaTrade.com. Mr. Bruderman will also provide consulting services to the Company in connection with the establishment of good relations for the Company with the investment community. As compensation for writing the Report and delivering it to the investment community AlphaTrade will issue 25,000 free trading shares.


Yours very truly,

ALPHATRADE.COM
Per:

/s/Penny Perfect
PENNY PERFECT
CEO & President

The above terms are herewith agreed to this 17th day of November, 1999.

/s/Thomas Bruderman
Thomas Bruderman